PRECOAT METALS
(A BUSINESS OF SEQUA CORPORATION)

Combined Financial Statements

December 31, 2021 and 2020
(With Independent Auditors’ Report Thereon)

PRECOAT METALS
(A Business of Sequa Corporation)

Independent Auditors’ Report

Management Precoat Metals:

Opinion
We have audited the combined financial statements of Precoat Metals, a business unit of Sequa Corporation (the Business), which comprise the combined balance sheets as of December 31, 2021 and 2020, and the related combined statements of income, cash flows and changes in parent company equity for each of the years then ended, and the related notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Business as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Financial Statements section of our report. We are required to be independent of the Business and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Combined Financial Statements
Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Business’s ability to continue as a going concern for one year after the date that the combined financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Combined Financial Statements
Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Business’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

New York, New York
July 29, 2022

PRECOAT METALS
(A Business of Sequa Corporation)
Combined Balance Sheets
(Amounts in thousands)
	December 31,
	2021	2020
ASSETS
Current assets
Trade receivables, net (Note 5)	$106,219	$89,779
Inventories (Note 6)	32,600	25,031
Other current assets	1,248	1,273
Total current assets	140,067	116,083

Property, plant and equipment, net (Note 7)	135,374	129,031

Other assets
Goodwill (Note 8)	161,335	161,335
Identifiable intangible assets (Note 8)	75,545	82,057
Right of use lease assets (Note 14)	12,725	13,928
Total other assets	249,605	257,320

Total assets	$525,046	$502,434

LIABILITIES AND PARENT COMPANY EQUITY
Current liabilities
Accounts payable	$86,462	$72,226
Current operating lease liability (Note 14)	2,460	2,139
Accrued expenses (Note 10)	32,144	29,466
Total current liabilities	121,066	103,831

Noncurrent liabilities
Deferred income taxes, net (Note 9)	30,529	34,416
Long-term operating lease liability (Note 14)	10,744	12,115
Other noncurrent liabilities (Note 11)	3,307	5,828
Total noncurrent liabilities	44,580	52,359

Parent company equity
Net Parent investment	359,400	346,244
Total Parent company equity	359,400	346,244

Total liabilities and Parent company equity	$525,046	$502,434

The accompanying notes are an integral part of these combined financial statements.

PRECOAT METALS (A Business of Sequa Corporation) Combined Statements of Income (Amounts in thousands)

	Year ended December 31,
	2021	2020

Sales	$698,886	$599,961

Costs and expenses
Cost of sales	543,316	486,194
Selling, general and administrative	37,868	39,580

Total cost and expenses	581,184	525,774

Gain on sale of facility	-	43,380

Operating income	117,702	117,567

Other expense (income)
Interest expense, net	-	800
Other components of net periodic pension cost	391	505
Other expense, net	78	20
Income before income taxes	117,233	116,242

Income tax provision (Note 9)	28,832	27,713

Net income	$88,401	$88,529
The accompanying notes are an integral part of these combined financial statements.

PRECOAT METALS (A Business of Sequa Corporation) Combined Statements of Cash Flows (Amounts in thousands)

	Year Ended December 31,
	2021	2020

Cash flows from operating activities:
Net income	$88,401	$88,529
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,782	24,599
Deferred income taxes	(3,887)	3,934
Provision for losses on receivables	37	9
Gain on sale of facility	-	(43,380)
(Gain) loss on sale sale of property, plant and equipment	(29)	33
Changes in operating assets and liabilities:
Receivables	(16,477)	3,412
Inventories	(7,569)	(7,831)
Other current assets	25	(392)
Accounts payable and accrued expenses	17,067	(129)
Other noncurrent liabilities	(2,521)	1,335
Net cash provided by operating activities	97,829	70,119

Cash flows from investing activities:
Purchases of property, plant and equipment	(22,613)	(16,605)
Proceeds from sale of facility	-	67,703
Sales of property, plant and equipment	29	-
Net cash (used for) provided by investing activities	(22,584)	51,098

Cash flows from financing activities:
Net transfers to Parent	(75,245)	(121,217)
Net cash used for financing activities	(75,245)	(121,217)

Net increase in cash and cash equivalents	-	-
Cash and cash equivalents at beginning of period	-	-
Cash and cash equivalents at end of period	$-	$-
Supplemental cash flow information
Income taxes settled through Net Parent Investment	49,256	7,799
The accompanying notes are an integral part of these combined financial statements.

PRECOAT METALS (A Business of Sequa Corporation) Combined Statements of Changes in Parent Company Equity (Amounts in thousands)

Total Parent Company Equity

Balance at December 31, 2019	$378,932

Net income	88,529
Net transfers to Parent	(121,217)
Balance at December 31, 2020	$346,244

Net income	88,401
Net transfers to Parent	(75,245)
Balance at December 31, 2021	$359,400

The accompanying notes are an integral part of these combined financial statements.

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

Note 1.  Organization and Basis of Presentation

Precoat Metals (the "Business” or “Precoat”) is a division of Sequa Corporation (“Sequa”, the “Parent Company” or the “Parent”) and its wholly owned subsidiary, Precoat Metals Holdings Corporation and their affiliated companies that conduct the Business. Precoat is an independent continuous steel and aluminum coil coating operation in North America.

Precoat's largest end-market is the building products industry, where coated steel is used for the construction of pre-engineered building systems and as components in the industrial, commercial, agricultural and residential sectors. Precoat also serves other product markets, including appliance, residential roofing, heating, ventilating and air conditioning (“HVAC”) units, transportation and beverage and food containers.

In 2020, the economy was significantly impacted by the pandemic caused by an outbreak of a new strain of coronavirus (“COVID-19”) has resulted, and is likely to continue to result, in significant national and global economic disruption. The pandemic has also resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter-in-place or stay-at-home orders, and business shutdowns. There are no comparable recent events which may provide guidance as to the effect of the spread of COVID-19 and the pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent and duration of COVID-19’s impact on our business, our operations, or the global economy as a whole.

As more of the population is vaccinated and restrictions have begun to loosen, we have seen signs of recovery in the global market, including an increase in air travel and the continued rebound in broader U.S. economic activity. On September 9, 2021, President Biden signed an executive order mandating vaccinations for the federal workforce and federal contractors. On September 24, 2021, the administration released implementation guidelines which require that all federal contractors and other workers at federal contractor workplaces either be fully vaccinated or have an approved reasonable accommodation for disability or sincerely held religious belief and requirements to follow Center for Disease Control guidance at contractor workplaces.

On January 13, 2022, the United States Supreme Court granted emergency relief to the petitions of numerous states, businesses, and non-governmental organizations by staying (temporarily halting) the implementation and enforcement of the federal Occupational Safety and Health Administration’s (“OSHA”) COVID-19 Emergency Temporary Standard (“ETS”). Under the original ETS, private employers with 100 or more employees were required to implement a mandatory vaccination or weekly testing/face covering policy. The Supreme Court has sent the case back to the U.S. Court of Appeals for the Sixth Circuit, who will make a determination regarding whether OSHA has the authority to implement and enforce the ETS. The Company will continue to prepare to implement these new regulations until such time that a decision is made by the U.S. Court of Appeals that the ETS is no longer applicable to our Company.
Basis of Presentation

The accompanying combined financial statements have been prepared from the historical accounting records of Sequa. Historically, separate financial statements have not been prepared for Precoat Metals as it has not operated as a separate business apart from Sequa. These combined financial statements present the combined assets, liabilities, revenues and expenses related to Precoat Metals and reflect the financial position and the related results of operations, cash flows, and changes in Parent Company equity for Precoat Metals in a manner consistent with how the Parent managed the Business. All material assets and liabilities specifically identified to Precoat Metals have been presented in the balance sheets; all material revenues and expenses specifically identified to Precoat Metals and allocations of overhead expenses have been presented in the Combined Statements of Income. The financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”). The historical results of operations, financial position, and cash flows of the Business may not be indicative of what they would actually have been had the Business been a separate stand-alone entity, nor are they indicative of what the Business' results of operations, financial position and cash flows may be in the future.

The Business receives service and support functions from Sequa and is dependent upon Sequa’s ability to perform these services and support functions. Costs associated with these services and support functions have been allocated to the Business using methodologies primarily based on proportionate revenues, payroll expense, inventory and fixed asset balances of the Business relative to Sequa in its entirety, which management considers

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

most meaningful under the circumstances. These allocated costs are primarily related to corporate administrative expenses, employee related costs and costs associated with corporate functions and shared employees for the following groups: information technology, legal services, accounting and finance services, human resources, treasury and other corporate and infrastructural services. Income taxes have been accounted for using the separate return method by applying Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 740, “Income Taxes.” as discussed further in Notes 3 and 9.

The Parent’s net investment in Precoat Metals has been presented in lieu of stockholders’ equity in the financial statements. Payments made by the Parent to the Business or to the Parent from the Business are recorded as transfers to and from the Parent and the net amount is considered to be a deemed capital distribution to or contribution from the Parent. The net amount is presented on the statement of cash flows as a financing activity as “Net transfers to Parent”.

Sequa uses a centralized approach to cash management. Central treasury activities include the investment of surplus cash, collection of payments for trade receivables, payment of accounts payable, and repayment and repurchase of short-term and long-term debt. The financial systems of Sequa were not designed to track certain balances and transactions at a business unit or product portfolio level. Accordingly, none of the cash or cash equivalents that are held at the Sequa corporate level have been reflected in these combined financial statements. Cash generated by the Business and subsequently swept to the Parent’s treasury accounts are reflected as a component of net transfers to the Parent and the Parent’s net investment in the Business.

All amounts contained in these footnotes are presented in thousands except share and Equity Appreciation Rights (“EARs”) amounts included in Note 13, unless otherwise noted.

Note 2.  Relationship with the Parent and Related Entities

Historically, Precoat Metals has been managed and operated in the normal course of business with other affiliates of the Parent. Accordingly, certain shared costs have been allocated to Precoat Metals and reflected as expenses in these combined financial statements. Management of the Parent and Precoat Metals (“Management”) consider the allocation methodologies used to be reasonable and appropriate reflections of the historical Parent expenses attributable to Precoat Metals for purposes of the standalone financial statements; however, the expenses reflected in the combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if Precoat Metals historically had operated as a separate, standalone entity. In addition, the expenses reflected in the combined financial statements may not be indicative of related expenses that will be incurred in the future by Precoat Metals.

Cash Management and Financing
For the Business’ U.S. operations, Precoat Metals participates in the Parent’s centralized cash management and financing programs. Disbursements are made through the Business’ disbursement account which is funded by the Parent’s centralized account. Cash receipts are deposited into the Business’ lockbox account and transferred to the Parent’s centralized account. As cash is funded and swept by the Parent, it is accounted for by the Business through Net Parent Investment on the Combined Balance Sheet.

Allocated Corporate Costs
The costs of certain services that are provided by Sequa to the Business have been reflected in these financial statements, including costs for corporate administrative expenses, employee related costs, including pensions and other benefits, and for corporate and shared employees for the following functional groups: information technology, legal services, accounting and finance services, human resources, marketing and product support, treasury, and other corporate and infrastructural services. The costs associated with these services and support functions have been allocated to the Business using methodologies primarily based on proportionate revenues, payroll expense by specific employee, inventory and fixed asset balances of the Business relative to Sequa in its entirety, which is considered to be most meaningful in the circumstances. The total amount allocated for centralized administrative corporate costs were $11,231 and $10,026, in 2021 and 2020, respectively, and have been included in selling general and administrative expense or other components of net periodic pension cost, as applicable, on the combined statements of income. The indirect expenses and cost allocations have been determined on a basis considered by Sequa and the Business to be a reasonable reflection of the utilization of services provided to, or the benefit received by, the Business during the periods presented.

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

Management believes the expenses allocated to the Business for corporate costs may not be representative of actual costs had the Business been an independent, standalone entity during the years presented.

Note 3.  Summary of Significant Accounting Policies

Use of Estimates

The preparation of the accompanying combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and reported amounts of revenues and expenses. Such estimates include the valuation of accounts receivable, inventories, goodwill, intangible assets and other long-lived assets, legal contingencies, guarantee obligations, and assumptions used in the calculation of income taxes, customer incentives, and allocation of certain expenses, among others. These estimates and assumptions are based on Management's best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which Management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Trade Receivables, Net

Trade accounts receivables are recorded at the invoiced amount. The Business maintains an allowance for doubtful accounts based on an assessment of customer financial condition, credit worthiness and interactions with customers. The allowances for doubtful accounts are established through a combination of specific identification of problem accounts and percentages of aging brackets based on actual historical experience. Estimates with regard to collectability of trade receivables may change in the future.

Inventories

Inventories are stated at the lower of cost or net realizable value with cost determined primarily on a first-in, first-out basis.

Property, Plant and Equipment, Net

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation on plant and equipment is computed using a straight-line method over the estimated useful lives of assets as follows: land improvements, 20 years; buildings and improvements, 20 to 40 years; and machinery and equipment, 2 to 16 years. Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized at cost.

The Business periodically evaluates whether current facts or circumstances indicate that the carrying amount of its property, plant and equipment may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Business estimates the undiscounted future cash flows (excluding interest) resulting from the use of the asset (or asset group) and its ultimate disposition. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, the Business recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset.

Goodwill and Identifiable Intangible Assets

In accordance with FASB ASC Topic 350, “Intangibles—Goodwill and Other,” the Business reviews goodwill for impairment annually on October 1, or more frequently if impairment indicators arise. The review of goodwill impairment consists of using a qualitative approach to determine whether it is more likely than not that the fair value of the Business’s sole reporting unit is less than its carrying value. If, based on the results of the qualitative assessment, it is concluded that it is not more likely than not that the fair value of the reporting unit exceeds its carrying value, the Business would perform additional quantitative impairment testing. The quantitative assessment, if required, would use a discounted cash flow method (the income approach) two-step goodwill impairment test to determine whether the fair value of the reporting unit was less than the carrying value. If the fair value of the reporting unit is less than the carrying value, then the Business will recognize an impairment charge.

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

The annual impairment testing in 2020 and in 2021 did not result in the recognition of impairment.

In accordance with FASB ASC Topic 350, “Intangibles—Goodwill and Other”, the Business conducts a quantitative impairment evaluation of indefinite-lived trade name intangible assets on an annual basis on October 1, and more frequently if an event occurs or circumstances change that would more likely than not indicate an asset might be impaired. The quantitative impairment evaluation for the Business’ indefinite-lived trade names involves comparing the estimated fair value of the assets to the carrying amounts to determine if fair value is lower and a write-down required. If the carrying amount of a trade name exceeds its estimated fair value, an impairment charge is recognized in an amount equal to the excess. The fair value of these assets is determined using the relief from royalty method, which is a form of the income approach. In this method, the value of the asset is calculated by selecting royalty rates, which estimate the amount a comparable company in the same market would be willing to pay for the use of the asset. These rates are applied to the Business’ projected revenue, tax affected and discounted to present value using an appropriate rate.

The Business reviews amortizable intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset exceeds its fair value and may not be fully recoverable. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, the Business recognizes an impairment loss measured as the amount by which the carrying value exceed the fair value of the asset. Useful lives of amortizable intangible assets are assessed quarterly and adjusted, if necessary. There were no impairment indicators in 2021 or 2020. Refer to Note 8 for additional information.

Share-Based Compensation

Certain employees of the Business participate in the Sequa Corporation Equity Appreciation Rights Plan. The plan authorizes the granting of awards to employees in the form of EARs with respect to the Business. U.S. GAAP requires the measurement and recognition of compensation expense based on estimated fair value for all share-based payment awards including Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or pursuant to an offer to purchase shares of common stock. The Black-Scholes-Merton option pricing model was selected as the most appropriate method for determining the estimated fair value of all applicable awards. Share-based compensation expense for the Business’ employees is reflected in Cost of sales and Selling, general and administrative costs on the Combined Statement of Income. Refer to Note 13 for additional information.

Revenue Recognition

Effective January 1, 2019, the Business adopted FASB ASU 2014-09, which, as amended, was codified as ASC Topic 606, “Revenue from Contracts with Customers.” Pursuant to ASC Topic 606, the Business recognizes revenue when it transfers control of a promised good or service to a customer in an amount that reflects the consideration it expects to receive in exchange for the goods or service. The Business’ performance obligations are satisfied and control is transferred over-time.

The Business recognizes revenue using the over-time recognition model for contracts under which the Business either creates or enhances a customer-owned asset while performing repair and overhaul services or produces products with no alternative use and for which it has an enforceable rights to recover costs incurred plus a reasonable profit margin for work completed to date. These types of contracts represent all of the Business’ current revenue transactions, and revenue is recognized based on the extent of progress toward completion using a cost-based input measure of progress. Refer to Note 4 for additional detail.

Pensions

Certain employees of the Business participate in a defined benefit pension plan as administered and sponsored by Sequa. The Business accounts for its defined benefit pension plan in accordance with FASB ASC Topic 715, “Compensation – Retirement Benefits.” No assets or liabilities are reflected on the Business’ Combined Balance Sheets, and benefits expense for the Business has been determined on a multiemployer plan basis, is calculated by eligible employee and is reflected in other components of net periodic pension cost in the Combined Statements of Income.

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

Income Taxes

The Business does not file separate income tax returns, but rather is included in the income tax returns filed by Sequa in various domestic and foreign jurisdictions. For the purpose of these combined financial statements, the tax provision of the Business was derived from financial information included in the consolidated financial statements of Sequa, including allocations and eliminations deemed necessary by management, as though the Business had filed its own separate income tax returns.

The Business accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax basis, and for operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Business evaluates its ability to benefit from all deferred tax assets and establishes valuation allowances for amounts it believes are not more likely than not to be realized.

The Business does not recognize benefits for uncertain tax positions taken or expected to be taken in a tax return when it is more likely than not (i.e., likelihood greater than 50%) that the position would not be sustained upon examination by tax authorities that have full knowledge of all relevant information. A recognized tax position is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Adjustments to the accrual, favorable or unfavorable, for any particular uncertain position would be recognized as an increase or decrease to income tax expense in the period of a change in facts and circumstances. Interest and penalties related to income taxes are accounted for as income tax expense.

In general, the taxable income of the entities comprising the Business was included in the consolidated tax returns of Sequa. As such, separate income tax returns were not prepared for the entities comprising the Business. Consequently, income taxes currently payable are deemed to have been remitted to the Parent, in cash, in the period the liability arose and are included in the Net transfers to Parent within the Statement of Changes in Parent Company Equity.

Fair Value of Financial Instruments

The FASB’s accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).

The FASB’s guidance classifies the inputs used to measure fair value into the following hierarchy:

Level 1: Unadjusted quoted prices in active markets for identical assets and liabilities.
Level 2: Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.
Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

The fair values of trade receivables, accounts payable and accrued expenses approximate the carrying values as a result of the short-term nature of these assets and liabilities.

Leases

Contracts are evaluated at inception to determine whether they contain a lease. Operating lease right-of use ("ROU") assets and liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the lease commencement date for operating leases with an initial term greater than 12 months. The Business recognizes lease expense for minimum lease payments on a straight-line basis over the term of the lease. Certain leases are evaluated for finance lease consideration. The depreciable life of leased assets are limited by the expected term of the lease, unless there is a transfer of title or purchase option, and the Business believes it is reasonably certain of exercise. The Business utilizes the Parent’s incremental borrowing rate by lease term to calculate the present value of our future lease payments if an implicit rate is not specified (See Note 14).

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases” ("ASC Topic 842”), which amended the existing accounting standards for lease accounting. The new standard requires a lessee to recognize in its balance sheet (for both finance and operating leases) a liability to make lease payments ("lease liability") and a ROU asset representing its right to use the underlying asset for the lease term. Lessees are permitted to make an accounting policy election to not recognize an asset and liability for leases with a term of twelve months or less.

The Business adopted the new lease accounting standard using the modified retrospective approach for annual and interim periods beginning January 1, 2020 and has elected to apply the provisions of the standard on the date of adoption. Accordingly, the Business did not restate prior year comparative periods to report the impact of the new lease accounting standard for those periods.

The FASB has made available several practical expedients in adopting the amended lease accounting guidance. The Business elected the package of practical expedients and applied consistently to all leases, which among other things, allows the Business to carry forward historical lease classification, lease identification and treatment of initial direct costs.

The adoption of ASC Topic 842 did not have material impact to the Business’ Combined Statements of Income or Cash Flows.

In January 2017, the FASB issued ASU 2017-04, "Simplifying the Test for Goodwill Impairment," which is intended to simplify the current test for goodwill impairment by eliminating the second step in which the implied value of a reporting unit is calculated when the carrying value of the reporting unit exceeds its fair value. Under ASU 2017-04, goodwill impairment should be recognized for the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU 2017-04 must be applied prospectively and is effective for any annual or interim goodwill impairment test in fiscal years beginning after December 15, 2019. Early adoption is permitted. The Business adopted this standard in 2020.

Accounting Standards Issued but Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (“ASC Topic 326”), Measurement of Credit Losses on Financial Instruments. This ASU requires a change in the measurement approach for credit losses on financial assets measured on an amortized cost basis from an incurred loss method to an expected loss method, thereby eliminating the requirement that a credit loss be considered probable to impact the valuation of a financial asset measured on an amortized cost basis. This ASU also requires the measurement of expected credit losses to be based on relevant information about past events, including historical experience, current conditions, and a reasonable and supportable forecast of the collectability of the related financial asset. In November 2019, the FASB issued ASU 2019-10 which modified the effective date of ASU 2016-13. The amendments for non-public companies are effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption of the amendments is permitted. The Company believes the adoption will modify the way the Company analyzes financial instruments and is in the process of determining the effects the adoption will have on its consolidated financial statements.

Recent accounting guidance not discussed above is not applicable, did not have, or is not expected to have a material impact on the Business.

Note 4. Revenue Recognition

In accordance with FASB ASU 2014-09, “Revenue from Contracts with Customers,” as modified (“ASC 606”), the Business recognizes revenue when it transfers control of a promised good or service to a customer in an amount that reflects the consideration it expects to receive in exchange for the goods or service. Currently, all of the Business’ performance obligations are satisfied, and control is transferred, over-time.

The Business recognizes revenue using the over-time recognition model for contracts under which the Business enhances a customer-owned assets while performing services or produces products with no alternative use and for which it has an enforceable rights to recover costs incurred plus a reasonable profit margin for work completed to date. These types of contracts represent all of the Business’ current revenue transactions.

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

Contracts with Customers

The Business accounts for a contract with a customer when it has approval and commitment from both parties, the rights of the parties are identified, the payments terms are identified, the contract has commercial substance, and it is probable the Business will collect consideration to which it is entitled to receive. Customer payment terms related to the sale of products and rendering of services vary by Business subsidiary and product line. The timing between recognition of revenue and receipt of payment for satisfaction of the related performance obligation is not significant. Generally there are limited long-term service agreements between the Company and their customers. Typically, a contract for coating services is established by the customer’s submission of a purchase order at which point a contract is identified for accounting and financial reporting purposes as this is the point when enforceable rights and obligations are established.

Contracts may be modiﬁed to account for changes in speciﬁcations and requirements. The Business considers contractual modiﬁcations to exist when the modiﬁcation either creates new rights or changes the existing enforceable rights and obligations. Contract modiﬁcations typically relate to goods or services that are distinct from the existing contracts and are accounted for as a new contract. Pricing changes, if included within a contract modiﬁcation, are generally prospective.

Performance Obligations

A performance obligation is a promise within a contract to provide a distinct good or service to the customer in exchange for payment and is the unit of account for recognizing revenue. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when or as the performance obligation is satisfied. The majority of the Business’ contracts have a single performance obligation to transfer goods or services. For contracts with more than one performance obligation, the Business allocates the transaction price to each performance obligation based on relative standalone selling prices. When standalone selling prices are not available, the transaction price is allocated using an expected cost-plus margin approach as pricing for such contracts is typically negotiated on the basis of cost.

Transaction Price

The transaction price for a contract reflects the consideration the Business expects to receive for fully satisfying the performance obligations in the contract. Typically, the transaction price consists solely of fixed consideration but may include variable considerations such as customer rebates, credits, penalties and other provisions that may impact the total consideration the Business will receive. The Business identifies and estimates variable consideration, typically at the most likely amount the Business expects to receive from its customers. Variable consideration components are considered revenue adjustments and will impact the transaction price. The Business estimates variable consideration based on prior experience, current and forecasted performance and other available information, but only to the extent it is probable that a significant reversal of revenue recognized will not occur when the uncertainty is resolved. The Business is generally not subject to collecting sales tax and has made an accounting policy election to exclude from the transaction price any sales tax.

Contract Estimates

The Business utilizes the cost-to-cost measure of progress for performance obligations that are satisfied over-time as we believe this measure best depicts the transfer of control to the customer, which occurs as we incur costs on contracts. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation.

Contract Balances

The timing of revenue recognition, invoicing and cash collections affect the accounts receivable, unbilled receivables (contract assets) and customer advances and deposits (contract liabilities) on the Combined Balance Sheets.

Unbilled Receivables (Contract Assets) – Pursuant to the over-time revenue recognition model, revenue may be recognized prior to the customer being invoiced. An unbilled receivable is recorded to reflect revenue that is recognized when the cost-to-cost method is applied. Unbilled receivables are included in Trade receivables, net on the Combined Balance Sheets as of December 31, 2021 and 2020 (see Note 5).

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

Customer Advances and Deposits (Contract Liabilities) – The Business may receive a customer advance deposit or may have an unconditional right to receive an advance prior to revenue being recognized. Since the performance obligations of such advances may not have been satisfied, a contract liability is established. Advances are included within the accrued expenses on the Combined Balance Sheets until the respective revenue is recognized (see Note 10).

These assets and liabilities are reported on the Combined Balance Sheets on an individual contract basis at the end of each reporting period.

Changes in the Business’ contract assets and liabilities during 2021 were as follows:

	December 31, 2021	December 31, 2020	$ Change
	(Amounts in thousands)
Unbilled receivables (contract assets)	$51,282	$40,935	$10,347
Unearned income (contract liabilities)	1,388	631	757
The increase in the Business’ contract assets during 2021 reflects additional revenue recognized on certain customer contracts during the year in excess of amounts billed for such contracts using an over-time revenue recognition model.

The increase in the Business’ contract liabilities during 2021 reflects the receipts of new deposits on certain contracts in advance of control transferring to the customer. The amount of revenue that the Business recognized during 2021 that was included in contract liabilities as of the beginning of 2021 was $597.

Practical Expedients and Optional Exemptions

The Business elected the following practical expedients and optional exemptions allowed under ASC 606:

For certain contracts with similar characteristics and for which revenue is recognized over-time, the Business applies the standard to a portfolio of contracts (or performance obligations) to estimate the amount of revenue to recognize. For each portfolio of contracts, the respective work in progress and/or finished goods inventory balances are identified and the portfolio specific margin is applied to estimate the transaction price to recognize in relation to the costs incurred. This approach is used only when the resulting revenue recognition is not expected to be materially different that is accounting is applied to the individual contracts.

The Business does not adjust the amount of revenue to be recognized under a customer contract for the effects of the time value of money when the timing difference between the receipt of payment and recognition of revenue for satisfaction of the related performance obligation is less than one year.

As a private company, the Business has elected not to disclose the disaggregated revenue information beyond revenue information disaggregated according to the timing of transfer of goods or services. The Business’ net sales of $698,886 and $599,961 for the years ended December 31, 2021 and 2020 were associated with contracts for which revenue is recognized over-time.

Note 5.  Trade Receivables, Net

The Business is a party to a Parent-sponsored Receivables Purchase Agreement (“RPA”), whereby a related party may sell an undivided percentage ownership interest, up to a maximum participation of $75,000, in eligible trade receivables of the Business’ and other related party affiliates to a bank-administered multi-seller commercial paper conduit.  Effective December 23, 2021, the Parent extended the availability of the RPA to June 30, 2022. There were no amounts outstanding under the Parent-sponsored RPA at December 31, 2021 or 2020. The receivables at the Business and related party affiliates are recorded on a gross basis and do not reflect any transactions that may have occurred at the Parent level as the criteria for derecognition of the receivables in the Business’ financial statements have not been met.

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

The trade receivables are as follows:

	December 31,
	2021	2020
	(Amounts in thousands)
Gross trade receivables	$55,191	49,061
Unbilled receivables	51,282	40,935
Less: Allowance for doubtful accounts	(254)	(217)
	$106,219	89,779

Note 6.  Inventories

The inventory amounts are as follows:

	December 31,
	2021	2020
	(Amounts in thousands)
Finished goods	$1,776	$921
Raw materials	30,824	24,110
	$32,600	$25,031

The Business’ raw materials inventory is primarily comprised of paint. The Business utilizes certain assumptions in determining the recoverability of excess, obsolete and impaired inventories, such as the historical performance of the inventory.

Note 7.  Property, Plant and Equipment, Net

Property, plant and equipment, net consists of the following:

	December 31,
	2021	2020
	(Amounts in thousands)
Land and improvements	$14,376	$13,936
Buildings and improvements	106,170	101,742
Machinery and equipment	258,455	243,382
Construction in progress	2,598	-
	381,599	359,060
Accumulated depreciation	(246,225)	(230,029)
	$135,374	$129,031

Depreciation expense was $16,269 and $18,087 for the years ended December 31, 2021 and 2020, respectively.

Note 8. Goodwill and Identifiable Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. The goodwill balance was $161,335 as of both December 31, 2021 and 2020. This balance includes a cumulative impairment loss of $1.9 million.

In accordance with ASU 2014-02, the Business tests goodwill for potential impairment on an annual basis on October 1, and between annual tests if an event occurs or circumstances change that indicates the fair value of the reporting unit may be less than its carrying amount. The Business assessed qualitative factors to determine whether

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

it is necessary to perform the two-step goodwill impairment test. There were no impairment indicators in 2021 or 2020; as a result, it was not necessary to perform the two-step impairment test.

The carrying amount and accumulated amortization of identifiable intangible assets consisted of the following:

	December 31,
	2021	2020
	(Amounts in thousands)
Intangible assets subject to amortization:
Customer relationships	$117,700	$117,700
Non-compete agreements	3,600	3,600
Trade names (definite-lived)	1,300	1,300
Favorable leases	40	40
	122,640	122,640
Less: Accumulated amortization	(90,095)	(83,583)
Intangible assets subject to amortization, net	32,545	39,057
Trade names (indefinite-lived)	43,000	43,000
Total identifiable intangible assets	$75,545	$82,057

The Business conducts an impairment evaluation of indefinite-lived intangible assets on an annual basis on October 1 and more frequently if an event occurs or circumstances change that would more likely than not indicate an asset might be impaired.

The Business reviews amortizable intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset exceeds its fair value and may not be fully recoverable. Useful lives of amortizable intangible assets are assessed quarterly and adjusted, if necessary. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, the Business recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. There were no impairment indicators in 2021 or 2020.

Customer relationships have estimated lives ranging from 3 to 24 years, non-compete agreements have estimated lives of 9 years, definite-lived trade names have estimated lives of 1 to 2 years and leasehold interests have estimated lives ranging from 2 to 8 years. Amortization expense on identifiable intangible assets is recorded on a straight-line basis and was $6,512 and $6,512 for the years ended December 31, 2021 and 2020, respectively.

The following is a summary table representing the remaining amortization of identifiable intangible assets, net, with definitive lives, by year:

Year ending December 31,	Amortization
(Amounts in thousands)

2022	$6,513
2023	6,110
2024	1,688
2025	1,688
2026	1,688
2026 and thereafter	14,858
Total	$32,545

Note 9.  Income Tax Provision

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

Income before income taxes for the years ended December 31, 2021 and 2020 was $117,233 and $116,242, respectively, and consisted entirely of domestic income.

The income tax provision consisted of:

	Year Ended December 31,
	2021	2020
	(Amounts in thousands)

United States federal
Current	$26,771	$20,256
Deferred	(3,350)	3,493
State and local
Current	5,948	3,523
Deferred	(537)	441
	$28,832	$27,713

The income tax provision is different from the amount computed by applying the U.S. Federal statutory income tax rate of 21% to income before income taxes. The reasons for this difference are as follows:

	Year Ended December 31,
	2021	2020
	(Amounts in thousands)
Computed income taxes at statutory rate	$24,619	$24,411
State and local taxes, net of Federal income tax benefit	4,699	2,783
Permanent differences	(268)	(373)
Other, net	(218)	892
	$28,832	$27,713

FASB ASC Topic 740 establishes a recognition threshold and measurement for income tax positions recognized in an enterprise’s financial statements. FASB ASC Topic 740 also prescribes a two-step evaluation process for tax positions. The first step is recognition and the second is measurement. For recognition, an enterprise judgmentally determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of related appeals or litigation processes, based on the technical merits of the position. If the tax position meets the more-likely-than-not recognition threshold, it is measured and recognized in the financial statements as the largest amount of tax benefit that is greater than 50% likely of being realized. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. Tax positions that meet the more-likely-than-not recognition threshold at the effective date of FASB ASC Topic 740 may be recognized, or continue to be recognized, upon adoption. The Business does not have uncertain tax positions as of December 31, 2021 and 2020.

The Business' operating results have been included in Sequa’s consolidated U.S. federal and state income tax returns.

In the third quarter of 2009, the Internal Revenue Service completed its examinations of U.S. income tax returns for the tax years 2000 through 2005. Sequa’s tax years for 2007 and forward are subject to examination by the tax authorities. At this time, Sequa is currently under audit by various state and non-U.S. taxing authorities. Although the timing of the resolution on audits is highly uncertain, as of December 31, 2021, Sequa and the Business do not anticipate that total unrecognized tax benefits will significantly change due to the settlement of audits and the expiration of statute of limitations within the next twelve months. The Business believes that it has made adequate provisions for all significant income tax uncertainties and that after considering the amounts accrued as of

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

December 31, 2021, the conclusion of audits during the next twelve months will not have a material adverse impact on its results of operations, financial position or liquidity.

The deferred tax provision represents the change in deferred tax assets and liabilities from the beginning of the year to the end of the year resulting from changes in the temporary differences between the financial reporting basis and the tax basis of the Business' assets and liabilities.

Temporary differences and carryforwards which gave rise to deferred tax assets and liabilities are as follows:

	December 31, 2021
	Deferred Tax Assets	Deferred Tax Liabilities
	(Amounts in thousands)
Accounts receivable allowances	$61	$-
Inventory valuation differences	1,239	839
Depreciation	265	13,521
Amortization of intangible assets	-	15,682
Accrued expenses not currently deductible	699	-
Lease accounting differences	3,169	3,054
All other	2,906	5,772
Total deferred taxes	$8,339	$38,868

	December 31, 2020
	Deferred Tax Assets	Deferred Tax Liabilities
	(Amounts in thousands)
Accounts receivable allowances	$52	$-
Inventory valuation differences	889	611
Depreciation	245	12,863
Amortization of intangible assets	-	16,722
Accrued expenses not currently deductible	633	-
Lease accounting differences	2,713	2,644
All other	2,551	8,659
Total deferred taxes	$7,083	$41,499

The Business has concluded that it is more likely than not that the Business will be able to realize net deferred tax assets in future periods because results of future operations are expected to generate sufficient taxable income.

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

Note 10.  Accrued Expenses

 The Business' accrued expenses consist of the following items:

	December 31,
	2021	2020
	(Amounts in thousands)
Rebates, discounts, and shipping	$11,673	$11,224
Compensation	7,850	7,070
Property taxes	1,674	1,604
Utilities	1,874	1,497
Accrued other	9,073	8,071
Total accrued expenses	$32,144	$29,466

Customer rebates consist of volume-based rebates that are accrued monthly over the specific agreement period based on actual and/or forecasted sales volumes as well as price reductions owed to tier suppliers based on pricing agreements with original equipment manufacturers. Rebate charges are netted against sales in the Combined Statement of Income.

Other accrued expenses include such items as professional services, customer claims and unearned income. No item in this category is individually greater than 5% of total current liabilities.

Note 11.  Other Noncurrent Liabilities

 The Business' other noncurrent liabilities consist of the following items:

	December 31,
	2021	2020
	(Amounts in thousands)
Long-term rent	$3,307	$4,044
Employer social security deferral	-	1,784
Total other noncurrent liabilities	$3,307	$5,828

Note 12.  Pension and Other Post-Retirement Benefits

(a)Defined Contribution Plans
Certain employees of the Business participate in defined contribution plans that provide for company-matching contributions. Total expense related to defined contribution plans amounted to $3,015 and $2,772 for the years ended December 31, 2021 and 2020, respectively.
(b)Defined Benefit Pension Plan
Certain employees of the Business participate in a defined benefit pension plan sponsored and administered by the Parent. The pension plan calls for benefits to be paid to eligible employees at retirement, based primarily upon years of service and compensation rates near retirement. The benefits expense for Business employees who participate in this plan amounted to $391 and $505 for the years ended December 31, 2021 and 2020, respectively.
Note 13.  Share-Based Compensation

Certain employees of the Business participate in the Sequa Corporation Equity Appreciation Rights Plan. The plan authorizes the granting of awards to employees in the form of EARs with respect to the Business. Prior to

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

2017, Sequa awarded 85,270 EARs to certain employees of the Business, with base value per EAR of ranging from $0 to $100, to participate in a potential sale or liquidation of the Business. A total of 250 of these EARs were forfeited prior to 2017 and a total of 5,000 of the EARs were forfeited in 2020. A portion of the EARs vested ratably upon meeting annual performance targets over a period of five years and upon a liquidity event (as defined in the plan document as the sale of more than 70% of the total number of equity securities of the Business as of December 3, 2007 or the sale of all or substantially all of the assets of the Business) and a portion of the EARs vest only upon a liquidity event. The vesting of 100% of the awards is conditioned upon continued employment with the Business through the date of a liquidity event. Unrecognized compensation expense based upon the estimated change in fair value of the Business from the date of the purchase of Sequa by affiliates of The Carlyle Group will be recognized immediately upon a liquidity event. Certain EARs are subject to accelerated vesting at the sole discretion of the plan administrator. Effective April 28, 2017, Sequa limited the number of EARs available to award to the then outstanding amount along with establishing a maximum possible gross value of the EARs.

EAR grant activity is summarized as follows:

EARs Granted
EARs granted and outstanding as of December 31, 2019	85,020
Grants	-
Forfeitures and adjustments	(5,000)
EARs granted and outstanding as of December 31, 2020	80,020
Grants	-
Forfeitures and adjustments	-
EARs granted and outstanding as of December 31, 2021	80,020

During 2017, Sequa established the 2017 Equity Appreciation Rights Plan. The plan allows for each participant to be granted an award of compensation in the form of an EAR in terms of the applicable participant’s percentage interest in Sequa's fully diluted equity value. The aggregate Designated Participation Percentage, as defined, may not exceed 10.98%. During 2021 and 2020, Sequa awarded EARs representing 0.86602% and 0.195%, respectively, of Sequa's fully diluted equity to certain employees, with base value between $0 and $10.00. During 2021, none of the awarded Participation Percentage was forfeited. The EARs become eligible to vest upon a liquidity event (as defined in the plan document as the sale of more than 70% of the total equity securities of Sequa or the sale of substantially all of the asset of Sequa) ratably over time or upon meeting annual performance targets over a period of four years.

The Business recognized no pre-tax compensation expense related to EARs in the Combined Statement of Income in the years ended December 31, 2021 and 2020 as they are contingent upon a liquidity event. As a result of the liquidity event triggered by the sale of the Businesss in 2022 (as discussed in Note 16), the unrecognized compensation expense recognized, based upon the EARs granted and outstanding, was approximately $29,000.

Note 14.  Leases

The Business utilizes leased premises or equipment under noncancellable agreements having initial or remaining terms of more than one year. The majority of the real property leases require the Business to pay maintenance, insurance and real estate taxes.

The Business’ lease arrangements primarily pertain to manufacturing facilities, office buildings, land and equipment. The Business evaluates whether a contractual arrangement that provides it with control over the use of an asset is, or contains, a lease at the inception date. The Business recognizes ROU assets and corresponding lease liabilities as of the lease commencement date based on the present value of the lease payments over the lease term.

The Business includes renewal periods in lease terms only if the Business is reasonably certain that it will exercise the renewal option. Certain leases have renewal options, which are assessed to determine if those options would affect the duration of the lease term.

The Business classifies a lease as operating or finance using the classification criteria set forth in ASC Topic 842. The discount rate used to calculate the present value of the Business’ leases is based on the Parent’s

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

incremental borrowing rate since the leases do not typically provide a readily determinable implicit rate. We estimate our incremental borrowing rate based on information available at lease commencement in order to discount lease payments to present value. A significant portion of our lease payments are fixed, although an immaterial portion of payments are variable in nature. The Business’ ROU assets are increased by any prepaid lease payments and initial direct costs and reduced by any lease incentives received at or prior to lease commencement. The Business’ leases do not contain any material residual value guarantees or restrictive covenants. The Business did not have any finance leases in 2021 or 2020.

The Business elected to apply the short-term lease recognition exemption for all leases that qualify and as such, does not recognize assets or liabilities for leases with terms of less than twelve months. The Business elected not to separate lease and non-lease components for real estate leases.

The components of lease cost are as follows:

	Year Ended December 31,
	2021	2020
	(Amounts in thousands)

Operating lease cost[1]	$2,903	$3,141
Sublease income	(789)	(528)
Total lease cost	$2,114	$2,613

1 Operating lease costs include short-term lease costs, which were immaterial during the period.

Except for interest on lease liabilities, which is recorded as a part of interest expense, lease costs (including operating lease cost) are recorded in cost of sales and selling general and administrative expenses in the Combined Statement of Income.

Supplemental cash flow information related to leases is as follows:

	Year Ended December 31,
	2021	2020
	(Amounts in thousands)

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$2,485	$2,534
Supplemental balance sheet information related to leases as of December 31, 2021 and 2020, is disclosed in the table below:

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

Leases	Classification	December 31, 2021	December 31, 2020
		(Amounts in thousands)
Assets
Operating lease ROU assets	Other assets	$12,725	$13,928
Total lease assets		$12,725	$13,928

Liabilities:
Current:
Operating leases	Current liabilities	$2,460	$2,139
Noncurrent:
Operating leases	Noncurrent liabilities	10,744	12,115
Total lease liabilities		$13,204	$14,254

Information related to operating lease terms and discount rates as of December 31, 2021 and 2020, is disclosed in the table below:

	December 31, 2021	December 31, 2020
Weighted average remaining lease term (years)
Operating leases	5.93	6.16

Weighted average discount rate
Operating leases	8.34%	8.80%

PRECOAT METALS
(A Business of Sequa Corporation)
Notes to Combined Financial Statements

The maturity of the Business’ operating lease liabilities as of December 31, 2021 is disclosed in the table below:

December 31, 2021
(Amounts in thousands)
Future maturities:
2022	$2,954
2023	2,926
2024	2,903
2025	2,899
2026	2,396
Thereafter	1,932
Total lease payments	16,010
Less: Imputed interest	(2,806)
Present value of lease liabilities	$13,204

The Business does not have any material leases that have been signed but have yet to commence as of December 31, 2021.

Note 15.   Commitments and Contingencies

     The Business is involved in a number of claims, lawsuits and proceedings (environmental and otherwise) that arise in the ordinary course of business.  From time to time, other litigation pending against the Business involves allegations that are not routine and include, in certain cases, compensatory and punitive damage claims.

     The Business’ ultimate legal and financial liability in respect to all claims, lawsuits and proceedings referred to above cannot be estimated.  However, in the opinion of management, based on its examination of these matters, its experience to date and discussions with counsel, the ultimate outcome of these legal proceedings, net of liabilities already accrued in the Business’ Combined Balance Sheets, is not expected to have a material adverse effect on the Business’ combined financial position, although an unexpected resolution in any reporting period of one or more of these matters could have a material adverse effect on the Business’ results of operations, financial position or liquidity.

     Various customers have filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”).  The Business monitors the bankruptcy cases of these customers in order to file appropriate claims and take other steps necessary to protect its interests.  Once a customer files a petition under Chapter 11, the Business provides additional allowances for doubtful accounts based on an evaluation of the relevant facts.

Note 16.  Subsequent Event

The Business evaluated subsequent events from the date of the balance sheet through July 29, 2022, which represents the date these financial statements are being published. There were no other events or transactions occurring during this subsequent event reporting period which require recognition or disclosure in the financial statements other than the items below.

On March 7, 2022, Sequa entered into a definitive agreement with AZZ Inc. to sell the Business for a purchase price of approximately $1.28 billion. The sale consisted of Precoat plus certain liabilities which are recorded on Sequa’s balance sheet, including approximately $46 million, as of December 31, 2021, of accumulated benefit obligation in excess of related plan assets associated with the defined benefit pension plan which is administered and sponsored by Sequa. The transaction closed during the second calendar quarter of 2022.